EXHIBIT 10.48

                SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is made this 29th day of June, 1998, effective as of July 1, 1998, between SED INTERNATIONAL, INC., a Delaware corporation (the "Subsidiary") and a wholly-owned subsidiary of SED INTERNATIONAL HOLDINGS, INC., a Delaware corporation, and Gerald Diamond, an individual resident of the State of Georgia (the "Employee").

                          W I T N E S S E T H:
     WHEREAS, on November 7, 1989, Employee and the Subsidiary entered into an Employment Agreement (the "Agreement") setting forth the terms and conditions of Employee's employment with the Subsidiary; and
     WHEREAS, effective July 1, 1991, Employee and the Subsidiary entered into the First Amendment to the Employment Agreement, modifying certain terms and conditions of Employee's employment with the Subsidiary; and
     WHEREAS, the term of the Agreement is currently considered to be five
(5) years, with automatic one (1) year extensions of the Termination Date of the Agreement, unless the Agreement and Employee's employment thereunder are sooner terminated in accordance with the terms of the Agreement; and
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     WHEREAS, the Subsidiary and Employee wish to extend the term of the
Agreement and Employee's employment thereunder from said five (5) year term to a seven (7) year term with the continuation thereafter to provide for automatic one (1) year extensions of the Termination Date of the Agreement; and
     WHEREAS, the Subsidiary and Employee agree that it is in the best interest of both parties to make certain further modifications to the terms and conditions of Employee's employment the Subsidiary.
     NOW, THEREFORE, in consideration of the foregoing, the continued employment of the Employee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Amendment to Section 4(a) of the Agreement. Pursuant to Section 15(d) of the Agreement, Section 4(a) of the Agreement is hereby deleted in its entirety and replaced by the following paragraph:

          (a) The term of this Agreement, and of Employee's employment hereunder, shall commence as of July 1, 1998 and shall continue for a period of seven (7) years (the "Initial Term") unless earlier terminated as provided in Section 4(b) of this Agreement. The Initial Term of this Agreement, and of Employee's employment hereunder, shall automatically be extended for an additional one
          (1) year period following the expiration of each year of employment under this Agreement without further action by Employee or the Subsidiary, unless notice not to renew for an additional one (1) year period is given by either Subsidiary or Employee to the other not less than six (6) months prior to the expiration of any year of employment under this Agreement. In the event a notice not to renew is given by one party to the other as provided in the immediately preceding sentence, then the automatic extension of the term of employment under this Agreement shall
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          thereafter be of no further force and effect, and the Agreement shall expire at the end of the then current seven (7) year term.

     2. Amendment to Section 3(d) of the Agreement. Pursuant to Section 15(d) of the Agreement, Section 3(d) is hereby modified so as to increase Employee's annual paid vacation from four (4) weeks to six (6) weeks per fiscal year. The words "four (4) weeks" in said Section 3(d) shall be deleted and the words "six (6) weeks" shall be replaced in its stead.

     3. Amendment to Section 3(h) of the Agreement. Pursuant to Section 15(d) of the Agreement, Section 3(h) is hereby deleted in its entirety and replaced by the following paragraphs:

          (b) If a Change of Control occurs while the Employee is employed by the Subsidiary during the term of this Agreement, or during any extension thereof, and if the Employee's employment is terminated involuntarily, or voluntarily by the Employee based on
          (i) material changes in the nature or scope of the Employee's duties or employment, (ii) a reduction in compensation of the Employee made without the Employee's consent, (iii) a relocation of the Subsidiary's executive offices other than in compliance with the provisions of Section 2(b) of this Agreement, or (iv) a good faith determination made by the Employee, upon consultation with the Board of Directors of the Subsidiary, that it is necessary or appropriate for the Employee to relocate from the Atlanta, Georgia Metropolitan Area to enable Employee to perform his duties hereunder, the Employee may, in his sole discretion, give written notice within thirty (30) days after the date of termination of employment to the Secretary of the Subsidiary that he is exercising his rights hereunder and requests payment of the amounts provided for under this subsection (h) (the "Notice of Exercise").

          If the Employee gives a Notice of Exercise to receive the payments provided for hereunder, the Subsidiary shall pay to or for the benefit of the Employee, within thirty (30) days after the Subsidiary's receipt of the Notice of Exercise, a single cash
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          payment for damages suffered by the Employee by reason of a
          Change in Control causing the Subsidiary's breach of this Agreement (the "Executive Payment") in an amount equal to (as determined in accordance with Section 280G(d) (4) of the Code) all annual salary, Bonuses and other benefits owing to Employee for the period from Employee's date of termination hereunder through the remainder of the Initial Term of this Agreement, as may be extended; provided, however, in the event the period from the date of Employee's termination hereunder through the remainder of the Initial Term of this Agreement, as may be extended, is less than twelve (12) months, then the Employee shall receive an Executive Payment equal to the sum of (as determined in accordance with Section 280G(d)(4) of the Code) (i) the current annual salary and the value of all other benefits payable to the Employee annualized for a twelve (12) month period, and (ii) an amount equal to the Bonus that would have been paid for such period of less than twelve (12) months based on an extrapolation of SEC's Pretax Adjusted Annual Income for the full quarterly periods from the end of the most recent fiscal year to the date of termination; provided, however, if Employee's termination of employment hereunder occurs in the first fiscal quarter of a fiscal year, then the Bonus shall be based on SEC's Pretax Adjusted Annual Income for the immediately preceding fiscal year.

          The Executive Payment shall be in addition to and shall not be offset or reduced by (i) any other amounts that have been earned or accrued or that have otherwise become payable or will become payable to the Employee or his beneficiaries, but have not been paid by SEC or the Subsidiary at the time the Employee gives the Notice of Exercise including, without limitation, salary, bonuses, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits or any other compensation or benefit payment that is part of any previous, current or future contract, plan or agreement, written or oral, and (ii) any indemnification payments that may have accrued but not paid or that may thereafter become payable to the Employee pursuant to the provisions of SEC's and the Subsidiary's Certificates of Incorporation, Bylaws or similar policies, plans or agreements relating to indemnification of directors and officers of SEC and the Subsidiary under certain circumstances.

          In the event the Employee dies during the term of this Agreement, the Employee's legal representative shall be
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          entitled to receive the Executive Payment, provided that the
          Notice of Exercise has been or is given either by the Employee or his legal representative, as the case may be.


     4. Amendment to Section 3 of the Agreement. Pursuant to Section 15(d) of the Agreement, Section 3 is hereby amended by inserting the following paragraph:

          (i) The Employee shall be entitled to an additional death benefit ("Salary Continuance"), payable to his surviving spouse, if any, upon his death. Said surviving spouse shall receive an annual payment equal to Employee's annual base salary at the time of said death. The term of said Salary Continuance shall be equal to number of years of employment remaining under the terms of this Agreement at the time of Employee's death, or the death of the surviving spouse, whichever shall come earlier. At the time of execution of this Amendment, it is the intent of the parties that the Salary Continuance be funded through a "key man" life insurance policy having the Employee as the Insured and the Subsidiary as the Beneficiary.

     5. Other Provisions of the Agreement. Except as otherwise provided herein, all other provisions of the Agreement shall remain in full force and effect and Employee's employment thereunder shall continue on the terms described therein throughout the term of the Agreement, as amended hereby.

              [SIGNATURES ARE FOUND ON THE FOLLOWING PAGE]
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     IN WITNESS WHEREOF, the parties have duly executed and delivered this
Second Amendment to Employment Agreement as of the day and year first indicated above.

                         SED INTERNATIONAL, INC.

                         By:  /s/ Ray D. Risner
                              Name: Ray D. Risner

                         Title:  President and COO


                         /s/ Gerald Diamond              (SEAL)
                         Gerald Diamond (Employee)
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